Exhibit 10.2

Constar

- and -

New Century Beverage Company

SUPPLY AGREEMENT

January 1, 2003 - December 31, 2007

TABLE OF CONTENTS

Paragraph/ Section		Page
1	Definitions	3
2	Term	4
3	Convenant to Supply and Purchase Containers	4
4	Quantity	5
5	Forecast and Inventory Requirements	5
6	Failure to Buy	6
7	Failure to Supply	7
8	Contract Prices	8
9	Offer to Supply Resin	9
10	Delivery and Title	10
11	Payment Terms	10
12	Right of Rejection	10
13	Quality and Technical Support	11
14	Freight and Warehousing	11
15	Warranty	12
16	Force Majeure	13
17	Patents, Trademarks, Copyrights and Unfair Competition	14
18	Cancellation Upon Default	14
19	Confidentiality	15
20	Interpretation	15
21	Governing Law	15
22	Prior Agreements and Merger	15
23	Amendments	15
24	Exhibits	15
25	General	16
26	Notices	16
27	Assignment	16
28	Exclusivity	17

Schedule A	Container Specifications
Schedule B1	Base Volume Forecast
Schedule B2	Seller Source Locations and Buyer Filling Locations
Schedule C	Contract Prices for Containers, Labels and Label Application
Schedule D	Examples of Determining Price Change due to Change in Resin Pricing
Schedule E	Secondary Packaging Information
Schedule F	[ * * * ] Calculations
Schedule G	Seller’s [ * * * ]

[ * * * ] Confidential treatment requested.

SUPPLY AGREEMENT

This Agreement is made as of the 17th day of October, 2002 between Constar, a Pennsylvania corporation and a division of Crown Cork & Seal, having an office at One Crown Way, Philadelphia, PA 19154 (“Seller”), and New Century Beverage Company (NCB), a California corporation, and a subsidiary of PepsiCo Inc., having an office at One Pepsi Way, Somers, NY 10589 (“Buyer”).

WHEREAS, Buyer is a manufacturer and seller of various beverages and wishes to purchase non-refillable polyethylene terephthalate (“PET”) containers in which to package such beverages for sale to the public.

WHEREAS, Seller is a manufacturer and seller of non-refillable PET containers and wishes to sell same to Buyer.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants contained herein, the parties hereto agree as follows:

1.	DEFINITIONS

1.1 The following are the Schedules that are attached to and form part of this Agreement:

Schedule A	Container Specifications
Schedule B1	Base Volume Forecast
Schedule B2	Seller Source Locations and Buyer Filling Locations
Schedule C	Contract Prices for Containers, Labels and Label Application
Schedule D	Examples of Determining Price Change Due to Change in Resin Pricing
Schedule E	Secondary Packaging Information
Schedule F	[ * * * ] Calculations
Schedule G	Seller’s [ * * * ] Investments

1.2 As used in this Agreement, the following terms shall have the following meanings:

(a) “Container” shall mean any of 12 oz., 16 oz., 16.9 oz., 20 oz., 24 oz., 1 liter, 2 liter, or 3 liter and other size PET beverage containers. All Containers shall meet the specifications referenced in Schedule A annexed hereto, as may be amended from time to time.

(b) “Conversion Costs” shall mean those costs other than resin as outlined in Schedule C and as adjusted pursuant to Schedule 8.2 hereof.

[ * * * ] Confidential treatment requested.

(c) “Contract Year” shall mean each 12-month period commencing January 1 and ending on the following December 31 during the term of the Agreement.

(d) “Period” shall mean any one of 13 four-week periods during a calendar year as defined by Buyer.

2.	TERM

2.1 This Agreement shall be effective as of January 1, 2003 and shall remain in effect until the close of business on December 31, 2007 (the “Term”), unless terminated earlier in accordance with the provisions of Section 18 hereof.

3.	COVENANT TO SUPPLY AND PURCHASE CONTAINERS

3.1 Seller agrees to manufacture and sell to Buyer, and Buyer agrees to purchase from Seller, Containers which conform to the Container specifications and performance standards attached hereto as Schedule A (the “Container Specifications”) at the Contract Price (as hereinafter defined) and upon the terms and conditions contained in this Agreement.

3.2

(a) For any new product, package changes, or package introductions considered or planned by Buyer, the parties shall discuss timing, estimated volume and cost to determine the feasibility of Seller supplying beverage Containers for such new products or packages or whether such Containers should be imported until such time as it may be economically viable for Seller to supply same. Seller shall, within the period of 30 days next following the close of such discussions, communicate to Buyer its desire and ability to supply such Containers upon mutually acceptable terms and conditions.

(b) Should Buyer and Seller not agree on terms to supply Containers for new product, package changes, or package introductions, Buyer shall have the right to source such Containers from alternate sources. Any Containers sourced from an alternative source as permitted herein will be credited against the Annual Forecast (as hereinafter defined) or Revised Forecast (as hereinafter defined) requirements contained therein.

(c) Seller will be responsible for procurement of all blow and injection molds (both generic and proprietary), applicable mold parts (i.e., carrier, base, etc.) and mold machine parts to accommodate Buyer’s existing volume of current Containers, new non-carbonated Containers, and future growth of same. All blow and injection molds, parts, and related machine parts shall be depreciated over five (5) years or less. Seller shall promptly advise Buyer by written notice when buying new molds or making significant refurbishment of existing molds. [ * * * ] the un-amortized portion of obsolete molds required for a change from an existing container design to a new design when current molds for that design have not been fully amortized and when the new design is to be utilized for an existing brand with no projected incremental volume above the volumes stated in Schedule B1.

[ * * * ] Confidential treatment requested.

(d) Buyer also agrees to consider Seller as its major supplier of Caribbean preforms, provided that Seller is competitive on quality and cost and has a commercially viable product.

4.	QUANTITY

4.1 For 2003 only, Buyer shall purchase from Seller, and Seller shall sell to Buyer, 100% of the Containers required by Buyer for the sale of carbonated soft drink, non-carbonated beverages, or bottled water products in the locations outlined in Schedule B2. In subsequent years, Buyer shall supply an Annual Forecast to Seller as outlined in Section 5.2. Buyer agrees that its Annual Forecasts will contain volume requirements [ * * * ].

4.2 Beyond the 2003 calendar year, Buyer shall have the right to change Buyer filling locations within each cell from time to time during the Term, provided the Buyer’s forecasted volumes by cell will be at least equal to the [ * * * ], and the minimum volume of Containers actually purchased will be at least [ * * * ], as long as Seller’s quality and service conforms to provisions referenced in Section 13 and Buyer’s overall system growth supports such. Buyer shall also have the right to add additional filling locations to this Agreement.

4.3 Buyer agrees that an additional [ * * * ] Containers will be awarded to Constar Newark in [ * * * ] however this volume is not included in the Newark base volume forecast (Schedule B1) and shall not be included for future year commitments. Buyer filling locations and packages for this incremental [ * * * ] Containers shall be finalized in the T1 2003 Annual Forecast.

5.	FORECAST AND INVENTORY REQUIREMENTS

5.1 Preceding each Contract Year, Buyer shall use its best efforts to estimate the anticipated requirements for each size Container during the next Contract Year and report those estimates as they become available, particularly in September, October and November to facilitate additional capital equipment decisions by Seller.

5.2 On an annual basis, no later than December 15 of each year of the Term, Buyer shall advise Seller of its best estimate of the quantity of Containers required, by period and by location, during the next calendar year (or remainder thereof) of the Term (the “Annual Forecast”).

5.3 In addition to the Annual Forecast, Buyer shall provide Seller with two forecast adjustments (“Revised Forecast”) of its requirements by size, revised on or about the close of periods three and eight.

5.4 Seller shall have available for sale to Buyer a minimum of [ * * * ] of (i) the 2003 Volume as set forth on Schedule B1, (ii) the Annual Forecast or (iii) Revised Forecast, as the case may be. Seller shall use its best efforts to supply any amounts in excess of [ * * * ] of the Annual Forecast requirements by Container size in each forecast adjustment. If Seller is unable to guarantee the supply of any portion of the additional requirements in the Revised Forecast, Buyer has the right to source such Containers from alternate sources at Buyer’s expense during the period covered by the Revised Forecast.

[ * * * ] Confidential treatment requested.

5.5

(a) Seller shall provide Buyer with a supply plan no later than 30 days from the receipt of Buyer’s Annual Forecast for each Contract Year, demonstrating Seller’s ability to meet the Buyer’s Annual Forecast by cell for the Contract Year.

(b) Seller shall maintain a minimum of [ * * * ] days inventory for each package of each period’s forecast plus [ * * * ].

(c) Buyer shall use its best efforts to compare actual Container usage with Container production rates and the Annual Forecast or Revised Forecast so as to enable Seller to maintain a combined average production inventory of no more than [ * * * ] days supply of Containers at [ * * * ] of forecast; provided, however, that during periods of peak demand, Seller may be required to build a greater production inventory of certain size Containers, in order to meet the Buyer’s seasonally adjusted requirement for Containers.

(d) Seller shall provide weekly, bi-weekly or period inventory and capacity planning reports as related to production hereunder and as required to assist in scheduling hereunder throughout the year.

(e) If additional storage space is required to accommodate a greater production inventory beyond [ * * * ] days, Seller shall, prior to signing a contract for such additional space, consult with and only enter into a contract with the consent of the Buyer. [ * * * ] for any additional rental and handling cost necessarily incurred, provided that Seller and Buyer shall cooperate to minimize the quantity of the excess inventory and the cost of acquiring such additional storage space.

6.	FAILURE TO BUY

6.1 Buyer agrees to purchase a minimum of [ * * * ] of the base volume forecast for each cell as referenced in Schedule B1 and also agrees to purchase a minimum of [ * * * ] of the Annual Forecast provided by December 15 or Revised Forecast, if mutually agreed upon and committed to by Buyer and Seller, for the upcoming Contract Year. If Buyer does not purchase such minimum [ * * * ] requirement by cell, Buyer agrees to [ * * * ] an [ * * * ], according to the calculation set forth in Schedule F, provided Seller is unsuccessful in utilizing its assets to produce containers for other customers or other Pepsi business. Buyer has the option to choose whether it will i) [ * * * ], or ii) [ * * * ] over the next Contract Year’s purchases, should they exist.

6.2 In the event Buyer changes label design or Container Specifications, or in the event Buyer discontinues any brand or size of Container during the Term, Buyer shall be responsible for any Containers produced by Seller and labels purchased by Seller prior to notification of the change or discontinuance up to a maximum one month inventory, unless otherwise agreed to in writing, of the affected Container, and a three month inventory, unless otherwise agreed to in writing, of the affected label, and [ * * * ] the subsequent discontinuance of the package by Buyer.

[ * * * ] Confidential treatment requested.

(a) Seller agrees to collate and report potential obsolete container and label information to Buyer’s filling locations 30 days prior to discontinuance. Additionally, Seller agrees to provide an accurate report of actual obsolete inventory 30 days after the close of each period. Buyer agrees to make payment within 60 days of receipt of Seller’s report. If Seller fails to provide such reports, Buyer will not be held responsible for respective obsolete material.

7.	FAILURE TO SUPPLY

7.1 If, in any Period during the Term, Seller fails to supply Containers required by Buyer in accordance with the Annual Forecast or the Revised Forecast, as the case may be, whether due to force majeure, as defined in Section 16.1 hereof, or otherwise, Seller shall immediately notify Buyer in writing of the nature, extent and estimated duration of such failure. Upon receipt of such notice, Buyer shall be entitled to purchase suitable beverage Containers from another source (a “Third Party Supplier”) during such period without thereby terminating or breaching this Agreement.

7.2 With the exception of a failure to supply caused by Force Majeure, and with the further exception of a failure to supply in excess of [ * * * ] of orders the timing and quantities of which are consistent with the latest Annual Forecast or Revised Forecast, as the case maybe, which has been mutually agreed upon and committed to by both Buyer and Seller, Seller shall indemnify and hold harmless Buyer from and against all reasonable and substantiated costs and expenses incurred by Buyer arising out of Seller’s inability to supply Containers including but not limited to Buyer’s cost in purchasing replacement Containers at prices including freight which are in excess of those set forth herein. These expenses shall not include lost profits of Buyer.

7.3 Buyer shall take all reasonable steps to minimize the damages and expenses it incurs as a result of Seller’s failure to supply Containers.

7.4 Seller covenants and agrees to utilize its best efforts to assist Buyer in purchasing suitable beverage Containers in the event that Seller is unable to supply the quantity of Containers required in accordance with the Annual Forecast or Revised Forecast, as the case may be, or if Seller is unable to supply Buyer with its requirements if in excess of [ * * * ] of the Annual Forecast or Revised Forecast.

7.5 In the event of any interruption of Seller’s ability to meet purchase orders placed by Buyer, Seller shall notify Buyer in writing when it is able to resume supply of Containers in accordance with the Annual Forecast or Revised Forecast, as the case may be. Upon receipt of such notice, Buyer shall, subject to its remaining contractual obligations with any Third Party Seller and subject to Section 7.6 hereof, resume purchasing its requirements for Containers from Seller in accordance with the terms of this Agreement.

7.6 In the event that Seller is unable to supply Containers required by Buyer in accordance with this Agreement for a period which exceeds [ * * * ]consecutive days excluding all supply interruptions due to Force Majeure events, Buyer shall be entitled to terminate this Agreement upon [ * * * ] days’ written notice without further penalty or damages being payable by Buyer.

[ * * * ] Confidential treatment requested.

7.7 Any Containers secured from alternate sources shall be credited against the Annual Forecast or the Revised Forecast requirements. The parties shall use their best efforts to minimize the volume and duration of any such shortfall, and any commitment to other suppliers necessary to cover such shortfall.

8.	CONTRACT PRICES

8.1

(a) The contract prices to be charged to Buyer under this Agreement are set forth in Schedule C attached (the “Contract Prices”) subject to adjustments described in Section 8.2 below.

(b) The Contract Prices contained herein are based upon the [ * * * ].

(i) Resin is a pass-through cost and Seller’s actual resin cost only shall be reflected in the Contract Prices, except in cases where Buyer and Seller agree on a different resin procurement program. If Buyer and Seller cannot agree on a resin procurement program, Seller agrees that the resin price per pound in any Contract Year [ * * * ] resin price per pound [ * * * ].

(ii) In the event of a price change in the Seller’s actual delivered cost of resin effective after the date of this Agreement, there shall be an upward or downward adjustment to the Contract Prices calculated using the formula set forth in Schedule D.

(iii) [ * * * ], any adjustment pursuant to Section 8.1(b)(ii) shall be effective [ * * * ] the effective date of the resin price change to Seller.

(c) Contract Prices are for Containers bulk palletized, stretch wrapped and strapped only as outlined in Schedule E hereof.

(d) If Seller is required to provide labeling for the Containers covered under this Agreement, label costs and label application fees as set forth in Schedule C shall be [ * * * ].

(i) If Buyer [ * * * ] as identified on Schedule G, Buyer agrees to [ * * * ] for other customer business in which case Buyer shall not be obligated. If Seller chooses not to [ * * * ] for other business, Buyer has the option to [ * * * ].

(ii) Seller agrees to work with Buyer to reduce label costs throughout the Term.

(iii) Buyer may supply Seller the quantities of labels necessary to produce all or a portion of the Containers covered under this Agreement, and will work with Seller to implement label procurement programs that deliver mutual cost reduction objectives.

(e) [ * * * ] plastic content (recycled or otherwise) in the manufacture of the Containers, or [ * * * ] on the manufacture of plastic beverage containers.

(f) Seller guarantees that the conversion costs included in the Contract Price charged to Buyer will not increase during the Term. [ * * * ]

[ * * * ] Confidential treatment requested.

(g) [ * * * ] for Container sizes covered under this Agreement [ * * * ] Buyer shall provide Seller with written notification of such [ * * * ]. Seller shall have 30 days to [ * * * ] with respect to [ * * * ]. [ * * * ] shall remain in effect as long as [ * * * ]. [ * * * ] Seller shall have the right to [ * * * ] if any. Buyer shall not be responsible for any [ * * * ] at the expiration or earlier termination of this Agreement.

[ * * * ]

8.2 Seller agrees that it will not sell 12 oz., 16 oz., 16.9 oz., 20 oz., 24 oz., 1 liter, 2 liter, 3 liter or like containers similar to Containers manufactured under this Agreement [ * * * ] to Buyer hereunder provided, however, that if [ * * * ] required by Buyer’s specifications, then [ * * * ]. Except for the foregoing, should Seller decide to [ * * * ].

8.3 If there is a dispute as to the amount of any adjustments to which either party may be entitled under this Agreement, the parties shall provide all reasonably necessary information or material to an independent certified public accounting firm acceptable to both parties, and the parties shall abide by the determination of such accounting firm. The parties shall equally share the cost of the fees charged by the said accounting firm. For disputes involving audits of Seller’s information, the parties agree to use Price Waterhouse LLC, unless advised differently by Seller. For disputes involving audits of Buyer’s information, the parties agree to use KPMG Peat Marwick LLP, unless advised differently by Buyer.

9.	OFFER TO SUPPLY RESIN

9.1 At any time during the Term, Buyer may [ * * * ], supply Seller [ * * * ] or less of the quantities of polyethylene terephthalate (“PET”) prime resin, including recycled resin, necessary to produce the Containers covered under this Agreement. If Buyer elects to provide quantities of polyethylene terephthalate (“PET”) prime resin, including recycled resin, [ * * * ], Buyer must notify Seller [ * * * ] prior to the next calendar year.

9.2 Any resin supplied by Buyer must include the volume, and a warranty of quality (sufficient for Seller to meet all of Seller’s warranty provisions and manufacturing performance criteria), and a [ * * * ] for the Containers to be supplied hereunder. Such supply by Buyer and Seller’s obligation to accept the same are limited to the amount of resin required to produce bottles per Buyer’s Annual Forecast or Revised Forecast, as the case may be. Subject to the foregoing, Seller agrees to accept such [ * * * ] and thereafter the Contract Price shall be [ * * * ] for manufacture of the specified Containers or reflect the [ * * * ].

9.3 Any resin supplied to Seller under the terms outlined above shall be subject to the industry standard warranties regarding losses related to efficiency and quality. In addition, Buyer will use its best efforts to [ * * * ] for Containers as supplied hereunder, to Buyer’s other container suppliers. [ * * * ]

9.4 Buyer and Seller shall work together to reach mutual agreement on the cost and supply arrangement of all resin, including virgin resin, recycled resin, and Buyer supplied resin. Buyer may supply Seller the quantities of resin necessary to produce all or a portion of the Containers covered

[ * * * ] Confidential treatment requested.

under this Agreement and shall work with Seller to understand Seller’s objectives and strategies to [ * * * ]. The parties agree that they will meet quarterly to discuss resin procurements strategy and [ * * * ]. If Buyer and Seller cannot agree on a resin procurement program, Seller agrees that it’s [ * * * ].

10.	DELIVERY AND TITLE

10.1 Seller shall, at its sole expense, package Containers for delivery in accordance with the specifications set out in Schedule E attached hereto (“Secondary Packaging Information”).

10.2 All of the Contract Prices for Containers are FOB Seller’s source manufacturing plant provided, however, that Seller shall retain title and risk of loss of all Containers until an authorized signature is obtained from the Buyer’s location on a bill of lading except in those cases where Buyer arranges transportation, in which case, title and risk of loss shall pass to Buyer upon delivery of Containers to the carrier at Seller’s loading dock.

11.	PAYMENT TERMS

11.1 Seller shall deliver a bill of lading to Buyer promptly after each shipment of Containers delivered to Buyer. Seller is responsible for obtaining an authorized signature on the bill of lading from Buyer, which acknowledges Buyer’s receipt of shipment.

11.2 Each bill of lading shall indicate the name and location to which a shipment of Containers was made and shall indicate any relevant bill of lading number.

11.3 Payment shall be made by way of a check or by wire transfer on the basis of [ * * * ] from receipt of each shipment of Containers delivered to Buyer’s locations for US Containers and [ * * * ] from receipt of each shipment of Containers delivered to Buyer’s locations for Caribbean and Puerto Rico preforms or Containers.

12.	RIGHT OF REJECTION

12.1 Buyer shall by written notice (“Notices of Rejection”) reject any Containers found not to be in accordance with this Agreement (“Rejected Containers”).

12.2 The Notice of Rejection shall indicate the reason(s) for rejection and the quantity of Rejected Containers.

12.3 Buyer may return the Rejected Containers to Seller at Seller’s risk and expense upon approval by Seller’s Quality Assurance and Technical Manager and title to the Rejected Containers shall revert to Seller at the point and time of shipment to Seller.

12.4 Seller shall within a reasonable time either replace the Rejected Containers with Containers produced in accordance with this Agreement or reimburse Buyer for the Rejected Containers.

12.5 Seller shall pay all reasonable direct expenses incurred by Buyer arising out of or in connection with Rejected Containers.

[ * * * ] Confidential treatment requested.

13.	QUALITY AND TECHNICAL SUPPORT

13.1 Seller agrees that it will provide all Containers to Buyer in accordance with the specifications and warranty provisions set forth herein, and will maintain an overall quality and service level with respect to the Containers covered under this Agreement equal to or better than that of Buyer’s other suppliers of similar plastic Containers.

13.2 Seller agrees to provide, at its sole cost and expense, reasonable professional, technical and quality support services related to manufacture and use of the Containers to Buyer on a prompt and timely basis.

13.3 Buyer shall provide Seller with an annual defective material report and relevant plant surveys comparing Seller’s quality and service levels with those of Buyer’s other Sellers of comparable Containers.

13.4 If Seller’s quality or service with respect to a specific type of Container is [ * * * ] of Container, a reasonable period of time shall be granted to Seller to [ * * * ] without holding Seller as being in breach of this Agreement provided that Seller promptly and diligently pursues such performance level improvements. During such time period, Buyer may reduce the quantity of Containers purchased from Seller, without obligation [ * * * ].

13.5 In addition to the requirements of this section regarding “quality and service”, the Buyer and Seller agree that in the event that a particular quality, service or packaging issue arises at any particular cell location, Seller shall have [ * * * ] in which to resolve the issue, and that if a successful resolution is not achieved in such time period, then Seller shall not be permitted to produce the particular package at the particular location until final resolution is demonstrated to and accepted by Buyer. Buyer shall have the right to secure such Containers from an alternate source during such period of noncompliance; however, Buyer shall work with Seller to secure such Containers from Seller’s alternate locations where possible and where Buyer is not freight disadvantaged.

13.6 Additionally, Seller agrees to participate in the Pepsi Bottle Audit Process including but not limited to actively participating in Pepsi filling plant audits, completing bottle quality evaluations of audit bottles, providing a formal report on corrective actions, and performing corrective actions. [ * * * ] with the Pepsi filling location as specified in the standard Pepsi Corporate Bottle Audit procedure.

14.	FREIGHT AND WAREHOUSING

14.1 The parties agree to work together to develop and implement additional or alternative transportation arrangements in an effort to reduce freight costs throughout the Term. The parties agree that they shall meet prior to September 1 of each Contract Year or 30 days prior to Seller’s carrier negotiations in order to discuss freight procurement strategy and discuss ways to reduce freight cost.

14.2 Seller shall make best efforts to provide Buyer with most cost effective freight rates. Seller shall notify Buyer of potential freight cost or supply sourcing changes for the upcoming Contract Year by September 1. Seller shall quote freight rates from a minimum of three freight companies for each Buyer’s plants for the following Contract Year at Buyer’s request. [ * * * ]

[ * * * ] Confidential treatment requested.

14.3 Buyer shall pay [ * * * ] the lowest of the Seller’s three freight quotations unless mutually agreed otherwise, with the exception of the following:

(a) The parties agree that the Buyer shall pay the lower of the two freight rates when Seller elects to utilize a supporting plant in addition to the Seller’s primary hub plant to support a cell location.

b) In the event that Seller closes, sells or otherwise disposes of a supply plant during the Term, [ * * * ] the parties agree that Seller shall be responsible for the Incremental Freight Costs for the balance of the contract term. As used herein “Incremental Freight Costs” shall mean those freight costs that arise from shipping Containers from Seller’s new supply plant as compared to Seller’s original supply plant as referenced in Schedule B2.

14.4 Buyer shall continue to support Seller to move from local warehouses to direct shipment of Containers from Seller’s source location to Buyer’s filling locations. Until such time as Seller can document sustained direct shipment performance equal to or better than the on time, wrong load, and damaged load 2000-2001 baseline performance, Seller will continue to utilize the warehouses (including, but not limited to, Liberty, Emak, MCS) to support Buyer’s business at Seller’s cost.

15.	WARRANTY

15.1 ALL WARRANTIES RELATING TO THE PRODUCTS ARE EXPRESSED IN THIS AGREEMENT ONLY. THERE ARE NO OTHER WARRANTIES, EXPRESSED OR IMPLIED.

15.2 Seller represents and warrants:

(a) that the Containers it manufactures pursuant to Buyer’s orders will:

(i) conform in all respects to the specifications set forth in Schedule A;

(ii) be merchantable and fit for the purpose for which they are intended; namely, a commercially acceptable container for soft drink, isotonic or bottled water products; and

(iii) meet Buyer’s applicable shelf life for the mutually agreed period specified in the applicable specification for the specific soft drink product;

(b) that the Containers and materials which Seller supplies and uses in connection with the manufacture of the Containers:

(i) will be free of defects in materials and workmanship;

(ii) are permissible under presently existing regulations under the Federal Food Additives Amendment and any other applicable federal rules and regulations and under applicable state laws; and

[ * * * ] Confidential treatment requested.

(iii) are neither unsafe food additives nor adulterated nor misbranded and the Containers manufactured from such substances may be introduced into interstate commerce within the provisions of the Federal Food, Drug and Cosmetic Act;

(c) that each pallet of Containers shall have attached thereto a slip indicating the date and shift when such Containers were produced or such other documentation as is mutually acceptable; and

(d) that each Container shall be marked (i.e., ink jet ink) indicating the date and shift when such Containers were produced or such other documentation as is mutually acceptable.

15.3 If the Containers do not conform to the warranties contained in this section, Seller shall use its best efforts to replace in a timely manner the nonconforming Containers. If Seller does not so replace the nonconforming Containers, Seller shall [ * * * ] such defective Containers, based on the [ * * * ]. In addition to the foregoing and any other rights and remedies, and subject to Section 15.4 below, with respect to any claim for such nonconforming Containers, [ * * * ]

(a) the [ * * * ] of such defective Containers,

(b) the [ * * * ] of such defective Containers (as determined by the [ * * * ] with respect to such [ * * * ]),

(c) the [ * * * ] of such defective Containers and their [ * * * ] of the defective Containers, and

(d) any [ * * * ] under this Agreement, which are [ * * * ] Containers.

(e) Seller shall not be responsible to Buyer [ * * * ] and Seller shall have no liability [ * * * ].

15.4 Seller agrees to indemnify and hold Buyer harmless from and against any and all costs, losses, liabilities, damages, claims or expenses arising out of third-party claims for property damage or personal injury (including without limitation legal fees and expenses incurred in defending against any such claims) incurred by Buyer and caused in whole or in part by any breach by Seller of the warranties set forth in this section, provided that Buyer gives Seller prompt notice of such claim, cooperates in the defense thereof (which shall include such matters as providing Buyer employees for interview, deposition and testimony at trial and production of relevant documents) and grants Seller the right to handle, defend or otherwise dispose of such claim as it may determine.

16.	FORCE MAJEURE

16.1 Neither party shall be liable for failure or delay in performance under this Agreement due in whole or in part to causes such as an act of God, strike, lockout or other labor dispute, civil commotion, sabotage, fire, flood, explosion, acts of any government, unforeseen shortages or unavailability of fuel, power, transportation, raw materials or supplies, inability to obtain or delay in obtaining necessary equipment or governmental approvals, permits, licenses or allocations, and any other causes which are not within the reasonable control of the party affected, whether or not of the kind specifically enumerated above.

[ * * * ] Confidential treatment requested.

16.2 Either party affected by any such circumstances shall promptly give written notice thereof to the other party. During any such period, Seller shall allocate its available supply among its customers in the same proportion as existed before the occurrence of any such circumstances. Performance of this Agreement shall be resumed as quickly as reasonably possible after the party affected by any such circumstances has notified the other party that the condition(s) is/are remedied.

16.3 Buyer’s failure to pay Seller amounts due under this Agreement shall not under any circumstances be considered a Force Majeure.

17.	PATENTS, TRADEMARKS, COPYRIGHTS AND UNFAIR COMPETITION

17.1 Seller guarantees to Buyer that the Containers manufactured and the use thereof in the form furnished by Seller will not in itself infringe any valid United States patent. In the event of claim of any such patent infringement and provided that Seller is promptly notified thereof and given the complete defense, Seller as its only obligation agrees to defend, indemnify and hold Buyer harmless from and against any awards or claims against Buyer as the result of such actual or alleged infringement. Upon the institution of any suit or action alleging infringement against Buyer, Seller may:

(a) pay the royalties claimed, or

(b) furnish non-infringing Containers, provided they are acceptable to Buyer, or

(c) at Seller’s sole option, continue to supply the allegedly infringing Containers, provided that in such event Seller shall reimburse Buyer for any loss which Buyer sustains on account of infringement if in such suit or action it is held that the manufacture or use of such Containers did infringe a valid United States patent, provided that Buyer shall not be reimbursed for any incidental or consequential damages arising from such items as loss of profits or opportunity due to patent infringement and in no event shall Seller be responsible for damages in excess of the cost of the Containers purchased under this Agreement and the contents thereof.

17.2 Notwithstanding the foregoing, Buyer agrees to indemnify and defend Seller from and against any and all court assessed decrees and costs resulting from infringement of any United States patent to the extent that such infringement arises from any patent or technology licensed to or by Buyer, or any designs furnished by Buyer or expressly required by Buyer, provided Seller gives prompt notice of the alleged infringement, provides reasonable assistance and information necessary to the defense of such claim, and allows Buyer full opportunity to defend or dispose of such claim.

18.	CANCELLATION UPON DEFAULT

18.1 Either party may terminate this Agreement upon written notice in the event of a material default of the terms and conditions hereof, which remains uncured after thirty (30) days of receiving a written description of the nature of the default from the non-breaching party. Nothing in this section shall be construed to preclude the parties from their other respective remedies provided at law or in equity, provided that such remedies are not precluded by the terms and conditions of this Agreement. Buyer shall have no liability for disposal of the capital assets should Buyer cancel under this section.

[ * * * ] Confidential treatment requested.

19.	CONFIDENTIALITY

19.1 Each party shall keep confidential the terms of this Agreement and all disclosures made by the other party containing business or technical information relating to the subject matter hereof, and shall neither disclose such information to anyone else nor use it for the receiving party’s separate benefit. This confidentiality obligation shall not apply to information that the receiving party can show was already known to it, became available from another party who had a right to disclose it, entered the public domain without its fault, or was subsequently developed independently of the disclosure. This confidentiality obligation shall survive the termination or expiration of this Agreement, for any reason, for three years.

20.	INTERPRETATION

20.1 When applicable, use of the singular form of any word shall mean or apply to the plural, and the neuter form shall mean or apply to the feminine, masculine or plural. The captions in this Agreement, including the headings to sections and paragraphs, are for convenience of reference only and shall not affect its interpretation or construction.

21.	GOVERNING LAW

21.1 This Agreement shall be governed by and enforced in accordance with the laws of the State of New York, without regard to conflict of laws provisions.

22.	PRIOR AGREEMENTS AND MERGER

22.1 This Agreement contains the entire agreement of the parties and there are no agreements, representations or understandings with respect to the subject matter hereof other than those stated or referred to herein. This Agreement supersedes any and all other agreements, representations or understandings, written or oral, between the parties to this Agreement with respect to the subject matter hereof made prior to or contemporaneously herewith.

23.	AMENDMENTS

23.1 This Agreement may not be amended, except in a writing executed by authorized officers of both parties. All such revisions shall as of their effective date automatically become a part of this Agreement.

24.	EXHIBITS

24.1 All exhibits and schedules or attachments to exhibits or schedules referenced in this Agreement as annexed hereto are incorporated herein by reference and made a part hereof. From time to time any exhibit, schedule or attachment may be amended. Once amended, the restated exhibit, schedule or attachment incorporating such amendments shall be executed in accordance with Section 23.1 hereof and then annexed to this Agreement.

[ * * * ] Confidential treatment requested.

25.	GENERAL

25.1 If any provision of this Agreement, whether a paragraph, sentence or portion thereof, is determined by a court of competent jurisdiction to be null and void or unenforceable, such provision shall be deemed to be severed, and the remaining provisions of this Agreement shall remain in full force and effect. Neither party shall be deemed to have waived any right, power, privilege or remedy unless such waiver is in writing and duly executed by it. No failure to exercise, delay in exercising or course of dealing with respect to any right, power, privilege or remedy shall operate as a waiver thereof by either party or of any other right, power, privilege or remedy. No exercise or partial exercise of any right, power, privilege or remedy shall preclude any other or further exercise thereof by either party or the exercise of any other right, power, privilege or remedy by either party.

26.	NOTICES

26.1 Any notice required or permitted hereunder shall be in writing and shall be sent to the address given below for the party to be notified, unless such party has previously notified the other of a change of address, in which case the notice shall be sent to such changed address:

Seller:	Constar, International
Attn: President
One Crown Way
Philadelphia, PA 19154
Telephone: 215-698-5089
Facsimile:

Buyer:	New Century Beverage Company
Attn:
One Pepsi Way
Somers, NY 10589-2201
Telephone: 914/767-6000
Facsimile: 914/767-1350

27.	ASSIGNMENT OR CHANGE OF CONTROL

27.1 This Agreement shall not be assigned by either party without the prior written consent of the other.

27.2 Upon a Change of Control (as defined below), Buyer may terminate this Agreement pursuant to Section 18. For the purposes of this Agreement, “Change of Control” shall mean the occurrence of one or more of the following events: (i) an initial public offering consummated by Seller in which any Person or group of related Persons, together with any affiliates thereof, purchases greater than 20% of the securities offered; (ii) any Person or group of Persons other than Seller or a group controlled by Seller shall become the owner, directly or indirectly, beneficially or of record, of shares representing greater than 20% of the issued and outstanding capital stock of Seller; (iii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of greater than 20% of the United States based PET assets of Seller to any Person or group of related Persons, together with

[ * * * ] Confidential treatment requested.

any affiliates thereof; or (iv) the adoption of any plan or proposal for the liquidation or dissolution of Seller. For the purposes of this section, “Person” shall mean an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

28.	EXCLUSIVITY

28.1 Seller covenants and agrees that during the Term hereof it shall not produce, manufacture, distribute, sell or otherwise supply beverages, either directly or indirectly, that compete, either directly or indirectly, with the production, manufacture, distribution or sale of carbonated and noncarbonated beverages, isotonic beverages or fruit beverages of Buyer, its division, subsidiaries or affiliates.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Constar		New Century Beverage Company

Per:	/s/ Mike Hoffman	Per:	/s/ Mitchell J. Adamek
President

Date:	October 17, 2002	Date:	October 17, 2002

New Century Beverage Company

		Per:	/s/ J. A. Kaluski

		Date:	October 17, 2002

[ * * * ] Confidential treatment requested.

SCHEDULE A

CONTAINER SPECIFICATIONS

The Container Specifications shall be the “Pepsi-Cola North America PET Specifications and Qualification Manual”, issue date [ * * * ] for the Buyer which was submitted and registered to Seller in care of, but not limited to, the following person(s):

Phil Kraft, Senior Project Engineer

Jim Meyman, Corporate Quality Director

Mark Newcott, Director – Customer Technical Services

The Container Specifications sets forth Buyer’s bottle specifications and methodology in regards to its:

1.	Bottle Design Guidelines,

2.	PET Package Qualification Process, and

3.	PET Bottle Specifications and Test Methods

The Container Specifications will be updated periodically and revisions issued to Seller in care of the position(s) listed above (if appropriate) for Seller’s use in making PET bottles for the Buyer.

[ * * * ] Confidential treatment requested.

SCHEDULE B1

Base Volume Forecast (in Thousand Containers)

Based on [ * * * ] Forecast

	Cell	Container	[ * * * ] Forecast (M units)	2003 Volume (M units)
Cell 1	Havre de Grace	Total	[ * * * ]	[ * * * ]
		38mm	[ * * * ]	[ * * * ]
		28mm	[ * * * ]	[ * * * ]

Cell 2	Orlando	Total	[ * * * ]
		38mm	[ * * * ]
		28mm	[ * * * ]

Cell 3	Dallas	Total	[ * * * ]	[ * * * ]
		38mm	[ * * * ]	[ * * * ]
		28mm	[ * * * ]	[ * * * ]

Cell 4	Newark	Total	[ * * * ]	[ * * * ]
		38mm	[ * * * ]	[ * * * ]
		28mm	[ * * * ]	[ * * * ]
	Total		[ * * * ]	[ * * * ]

* Note: 38mm refers to any Containers with a 38mm diameter finish. 28mm refers to any Containers with a 28mm diameter finish.

[ * * * ] Confidential treatment requested.

SCHEDULE B2

Seller Source Locations and Buyer Filling Locations

Seller’s Source Locations below will be the primary supply point over the term of this agreement.

Buyer’s Filling Locations are subject to change beyond the 2003 contract year as per Section 4.2.

Freight rates are subject to change as per Section 14.

2003-2007 Seller’s Source Cell and Supply Plant	2003 Buyer’s Filling Locations	Packages
Cell 1- Havre de Grace
Charlotte	Baltimore, Roanoke	[ * * * ]
Charlotte	Roanoke	[ * * * ]
Clark Rd or Old Bay Lane	Baltimore	[ * * * ]
Clark Rd or Old Bay Lane	Cheverly	[ * * * ]
Clark Rd or Old Bay Lane	Marion	[ * * * ]
Clark Rd or Old Bay Lane	Newport News	[ * * * ]
Clark Rd or Old Bay Lane	Philadelphia	[ * * * ]
Clark Rd or Old Bay Lane	Roanoke	[ * * * ]
Clark Rd or Old Bay Lane	Williamsport	[ * * * ]
Clark Rd or Old Bay Lane	Whytheville	[ * * * ]

Cell 2- Orlando
Orlando	Jacksonville	[ * * * ]
Orlando	Miami	[ * * * ]
Orlando	Orlando	[ * * * ]
Orlando	Tampa	[ * * * ]

Cell 3- Dallas
Birmingham	Collierville	[ * * * ]
Charlotte	Collierville	[ * * * ]
Collierville	Collierville	[ * * * ]
Collierville	Reserve	[ * * * ]
Dallas	Mesquite	[ * * * ]
Dallas	Houston	[ * * * ]
Dallas	San Antonio	[ * * * ]
Dallas	Tulsa	[ * * * ]
Houston	Houston	[ * * * ]
Houston	San Antonio	[ * * * ]
Reserve	Reserve	[ * * * ]

Cell 4- Newark
Hebron	Dayton	[ * * * ]
Hebron	Huntington	[ * * * ]
Hebron	Johnstown	[ * * * ]
Hebron	Laurel	[ * * * ]
Hebron	Twinsburg	[ * * * ]

[ * * * ] Confidential treatment requested.

SCHEDULE C

Contract Prices for Containers

(Pricing Per One Thousand Containers)

Conversion Cost shall apply for all Carbonated Soft Drink Containers and Non-Carbonated Containers over the term of this agreement. [ * * * ] to be specified prior to National Rollout and to be provided on Pepsi Price List.

Container Size and Gram Weight
Contract Year	12 oz.	12 oz.	16 oz.	16.9 oz.	20 oz.	24 oz.	1 liter	2 liter	3 liter

	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]

Year 1	January 1, 2003 through December 31, 2003 [ * * * ]

Resin Cost	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]

Conversion	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]

Total	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]

Year 1	January 1, 2003 through December 31, 2003 [ * * * ]

Resin Cost	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]

Conversion	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]

Total	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]

Year 2	January 1, 2004 through December 31, 2004 [ * * * ]

Resin Cost	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]

Conversion	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]

Total	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]

Year 3	January 1, 2005 through December 31, 2005 [ * * * ]

Resin Cost	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]

Conversion	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]

Total	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]

Year 4	January 1, 2006 through December 31, 2006 [ * * * ]

Resin Cost	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]

Conversion	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]

Total	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]

Year 5	January 1, 2007 through December 31, 2007 [ * * * ]

Resin Cost	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]

Conversion	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]

Total	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]

Contract Prices, based on gram weights indicated, are based on an [ * * * ].

[ * * * ] Confidential treatment requested.

SCHEDULE C

Label and Label Application Prices for Containers

(Pricing Per One Thousand Containers)

For all Containers covered in this agreement:

Size	2002 [ * * * ] [ * * * ]	[ * * * ] Label Application Price	[ * * * ] Label Application Price	[ * * * ] Label Application Price

12 oz.	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]

16 oz.	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]

16.9 oz.	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]

20 oz.	[ * * * ] [ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]

24 oz.	[ * * * ] [ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]

1 liter	[ * * * ] [ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]

2 liter	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]

3 liter	[ * * * ]	[ * * * ]	[ * * * ]	[ * * * ]

*	[ * * * ] subject to annual price adjustments [ * * * ].

[ * * * ] Confidential treatment requested.

SCHEDULE D

EXAMPLES OF DETERMINING PRICE CHANGE

DUE TO CHANGE IN RESIN PRICING

An example of the calculation used for determining price changes based on resin cost changes is as follows:

Bottle price change per 1,000 Containers = A minus B where,

A	=	New Actual Resin Cost = [ (Bottle Gram Weight X 1000) ÷ 453.6 ] x (New Resin Cost in Cents/Pound)

B	=	Current Actual Resin Cost = [ (Bottle Gram Weight X 1000) ÷ 453.6 ] x (Current Resin Cost in Cents/Pound)

The above formula is illustrated for a [ * * * ] gram, 2-liter bottle (currently priced at [ * * * ] resin decrease change as follows:

Price Change per Thousand Containers	=	A minus B

where A	=	[ * * * ]

	=	[ * * * ]

and where B	=	[ * * * ]

	=	[ * * * ]

so that A minus B	=	[ * * * ]

	=	[ * * * ]

[ * * * ] Confidential treatment requested.

SCHEDULE E

SECONDARY PACKAGING INFORMATION

SIZE	BOTTLES/ PALLETS	LAYERS/ PALLET	BOTTLES/ LAYER	# OF STRAPS	# OF TIER SHEETS	TOP FRAME	Stretch Wrap	TOTAL PALLET HEIGHT* with Plastic Pallet

12 oz.	[ * * * ]	[ * * * ]	[ * * * ]	4	[ * * * ]	1	[ * * * ]	[ * * * ]

16 oz.	[ * * * ]	[ * * * ]	[ * * * ]	4	[ * * * ]	1	[ * * * ]	[ * * * ]

16.9 oz.	[ * * * ]	[ * * * ]	[ * * * ]	5	[ * * * ]	1	[ * * * ]	[ * * * ]

20 oz.	[ * * * ]	[ * * * ]	[ * * * ]	5	[ * * * ]	1	[ * * * ]	[ * * * ]

24 oz.	[ * * * ]	[ * * * ]	[ * * * ]	5	[ * * * ]	1	[ * * * ]	[ * * * ]

1 liter	[ * * * ]	[ * * * ]	[ * * * ]	4	[ * * * ]	1	[ * * * ]	[ * * * ]

2 liter	[ * * * ]	[ * * * ]	[ * * * ]	4	[ * * * ]	1	[ * * * ]	[ * * * ]

3 liter	[ * * * ]	[ * * * ]	[ * * * ]	4	[ * * * ]	1	[ * * * ]	[ * * * ]

*	Includes pallet and top frame.

Plastic Pallet Size = 44” X 56” x 4.38”

Pallets and top frames are the property of Seller and shall be returned to Seller.

[ * * * ] Confidential treatment requested.

SCHEDULE F

[ * * * ] CALCULATIONS

An example of the calculation used for determining [ * * * ]:

[ * * * ]

[ * * * ] Confidential treatment requested.

SCHEDULE G

SELLER’S [ * * * ]

[ * * * ]	[ * * * ]	[ * * * ]
[ * * * ]	[ * * * ]	[ * * * ]
	[ * * * ]	[ * * * ]
	[ * * * ]	[ * * * ]

[ * * * ]	[ * * * ]	[ * * * ]
	[ * * * ]	[ * * * ]
	[ * * * ]	[ * * * ]

Total	[ * * * ]	[ * * * ]

[ * * * ] Confidential treatment requested.